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                                                                         DRAFT

AMENDMENT NO. 3 DATED AS OF _____________, 1996 ("AMENDMENT NO. 3") TO SUBORDINATED NOTE AND COMMON STOCK PURCHASE AGREEMENT DATED AS OF JUNE 7, 1994 BETWEEN THE NORTH FACE, INC. AND
WHITNEY SUBORDINATED DEBT FUND, L.P.


     This Amendment No. 3, dated as of ____________, 1996, is entered into between THE NORTH FACE, INC., a Delaware corporation (the "Company"), and WHITNEY SUBORDINATED DEBT FUND, L.P., a Delaware limited partnership ("Whitney Debt Fund"), in its capacity as sole holder of the Securities as defined in, and issued and sold to the Whitney Debt Fund pursuant to, the provisions of the Subordinated Note and Common Stock Purchase Agreement dated as of June 7, 1994, between the Company and Whitney Debt Fund, as amended by Amendment No. 1 thereto dated as of March 1, 1995 and Amendment No. 2 thereto dated as of March 27, 1996 (collectively, the "Note Agreement").

     WHEREAS, the Company has filed a registration statement on Form S-1 on May 20, 1996, with the Securities and Exchange Commission in contemplation of the Company's initial public offering of its Common Stock (as described in the registration statement as the same may be amended from time to time, the "Initial Public Offering");

     WHEREAS, the Company desires to enter into that certain Second Amended and Restated Loan and Security Agreement dated as of ____________, 1996, among Heller Financial, Inc. as a lender and as agent ("Agent") for the financial institutions parties thereto ("Lenders") and the Company (the "Senior Loan Agreement"), which amends and restates the Amended and Restated Loan and Security Agreement dated as of March 1, 1995, as amended by certain First, Second, Third and Fourth Amendments thereto, among the same parties;

     WHEREAS, the Senior Loan Agreement will become effective only upon consummation of the Initial Public Offering and satisfaction of other conditions stated therein, and provides for (i) a prepayment of outstanding term and certain revolving indebtedness upon the Company's completion of its Initial Public Offering, restatement of certain revolving and term debt facilities, and adjustments in interest rates and borrowing base calculations, and (ii) other related amendments, loan documents and exhibits as described in the Senior Loan Agreement; and

     WHEREAS, the Whitney Investors (as described in the Amended Loan Agreement) desire to consent to the Senior Loan Agreement; and

     WHEREAS, the parties hereto desire, effective upon consummation of the Initial Public Offering and effectiveness of the Senior Loan Agreement, to (i) restate and further amend certain provisions of the Note Agreement and to use $10 million or more from proceeds of the Company's initial public offering to prepay a portion of the outstanding principal under the Subordinated Promissory Note dated as of June 7, 1994, issued pursuant to the Note Agreement


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(the "Original Note"), and (ii) issue and deliver to Whitney Debt Fund the
Amended and Restated Subordinated Promissory Note in the form attached hereto as Exhibit A (the "Restated Note") against delivery to the Company, and cancellation, of the Original Note.

     NOW, THEREFORE, in consideration of the foregoing, the agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. PREPAYMENT OF PRINCIPAL AND RESTATED NOTE. On or within five (5) Business Days after the date this Amendment No. 3 becomes effective under Section 2 below, (i) the Company shall pay Whitney Debt Fund (by wire transfer of immediately available dollars of the United States of America) not less than ten million dollars ($10,000,000) from the proceeds of the Initial Public Offering to be applied as a mandatory prepayment of a portion of the outstanding principal under the Original Note, plus accrued and unpaid interest thereon, and shall issue, duly execute and deliver to Whitney Debt Fund the Amended and Restated Subordinated Note in the form attached hereto as Exhibit A setting forth the date of such prepayment as the date of the Restated Note and the outstanding principal amount of the Original Note reduced by the amount of such prepayment as the principal amount of the Restated Note; and (ii) Whitney Debt Fund shall deliver the executed original of the Original Note to the Company for cancellation against delivery to Whitney Debt Fund of the prepayment amount and Restated Note required by this Section 3.

2. EFFECTIVENESS. This Amendment No. 3 and the prepayment requirements, amendments and other provisions hereof, shall become and be effective upon the prior or concurrent satisfaction of all of the following conditions not later than December 31, 1996:

     (a) The Company shall have consummated the Initial Public Offering and shall have received therefrom offering proceeds of twenty seven million dollars ($27,000,000) or more after deducting underwriting discounts and commissions and expenses of the offering.

     (b) The Closing Date under and as defined in the Senior Loan Agreement shall have occurred.

3.  CONSENTS AND AMENDMENTS RELATING TO ORIGINAL NOTE AND NOTE AGREEMENT

     (a) Whitney Debt Fund hereby (i) consents to the Company's entering into the Senior Loan Agreement as defined herein, and (ii) agrees to accept a prepayment under the Original Note in the amount stated in Section 1 above in place of the mandatory prepayment amount otherwise stated to be due under the Original Note upon the Initial Public Offering and further agrees that upon the prepayment stated in Section 1 hereof, no further sums shall be due under
Section 3 (concerning mandatory prepayment) of the Original Note.


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     (b)  The following definitions are hereby variously restated, amended or added to Article 1 of the Note Agreement (and all other definitions set forth therein as of June 7, 1994, shall also continue to apply):

     "AGENT" means Heller Financial, Inc. as Agent under the Senior Loan Agreement, any successor agent under the Senior Loan Agreement and any agent under any agreement refinancing the Senior Loan Agreement.

     "DOMESTIC SUBSIDIARY" shall include TNF Canada and its Subsidiaries until TNF Canada enters into a Permitted Canadian Financing, and thereafter TNF Canada and its Subsidiaries shall no longer be Domestic Subsidiaries.

     "FISCAL YEAR" means each twelve-month period ending on December 31 in each year (or for the first fiscal year following the Closing Date, the period from the Closing Date to December 31, 1994).

     "FIXED CHARGES" : the word "LESS" before clause (d) is changed to "PLUS".

     "LENDERS" means those financial institutions parties to the Senior Loan Agreement.

     "MANAGEMENT STOCK PLANS" means any existing or future stock purchase, savings, option, bonus, stock appreciation, profit sharing, thrift, incentive, pension or similar plan or contract approved by the Company's Board of Directors for the benefit of any of the Company's employees, officers, directors, or consultants.

     "NOTE" means the Note described in the third Whereas clause as the same may be amended from time to time, or any note or notes issued by the Company in exchange therefor or in replacement thereof.

     "PERMITTED CANADIAN FINANCING" has the meaning set forth in the Senior Loan Agreement.

     "PERMITTED ENCUMBRANCES" is amended to add the following clauses (i) and
(j): (i) Liens in favor of the Company granted by TNF Canada, which may be assigned to Agent, and (j) Liens securing Indebtedness of TNF Canada permitted under the Senior Loan Agreement.

     "SENIOR DEBT" shall mean Senior Indebtedness as defined in the Note.

     "SENIOR LOAN AGREEMENT" shall mean that certain Second Amended and Restated Loan and Security Agreement dated as of ____________, 1996, among Heller Financial, Inc. as a lender and as agent ("Agent") for the financial institutions parties thereto ("Lenders") and the Company, which amends and restates the Amended and Restated Loan and Security Agreement dated as of March 1, 1995, as amended by certain First, Second, Third and Fourth Amendments thereto, among the same parties.


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     "TNF CANADA" means The North Face (Canada), Inc.

     "TNF SCOTLAND" shall be redesignated TNF Europe (with corresponding changes to each reference to TNF Scotland) and shall mean The North Face (Europe) Limited, a private limited company incorporated in Scotland under the Companies Act.

     (c) Certain provisions of Article 8 of the Note Agreement are hereby amended as follows:

          (i) In Section 8.1(a) concerning delivery of monthly financial reports, the reference to "twenty-five (25) days" shall be amended to be "thirty
(30) days."

          (ii) The first clause of Section 8.1(g) relating to delivery of budgets shall be deleted and replaced with the following: "As soon as available and in any event no later than the end of each Fiscal Year of the Company, . . .
 ."

          (iii) Section 8.1(d) is amended by deleting the words "as in effect on the date hereof" from clause (4) thereof.

     (d) Article 9 of the Note Agreement is hereby amended and restated in its entirety as follows:


                                    ARTICLE 9
                               NEGATIVE COVENANTS

     Until the payment by the Company of all principal of and interest on the Notes and all other amounts due at the time of payment of such principal and interest to the Holders under this Agreement and the Notes, including, without limitation, all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, the Company hereby covenants and agrees with the Holders of the Notes as follows:

     9.1 INDEBTEDNESS AND LIABILITIES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations and any refinancings set forth in the definition of "Senior Indebtedness" in the Note; (b) Indebtedness not to exceed $250,000 in the aggregate at any time outstanding secured by purchase money Liens;
(c) Indebtedness with respect to Capital Leases not otherwise prohibited hereunder; (d) Indebtedness existing on the Closing Date and identified on
Schedule 9.1(c) and refinancings thereof in amounts not in excess of that set forth on such Schedule 9.1(c); PROVIDED, that in no event may any refinancing of the Indebtedness of TNF Scotland require any guaranty of payment or other credit support by the Company; (e) Subordinated Debt in an amount not in excess of $25,200,000; (f) intercompany Indebtedness and accounts receivable of TNF Canada to the Company; and (g) Indebtedness of TNF Canada


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permitted under the Senior Loan Agreement.  Except for Indebtedness and
intercompany liabilities described in the preceding sentence, the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness or liabilities except for trade payables, operating leases and other liabilities not constituting Indebtedness in the ordinary course of business not delinquent or with respect to which the Company or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that the Company or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

     9.2 GUARANTIES. Except for guaranties issued to the Purchaser or under the Loan Documents or endorsements of instruments or items of payment for collection in the ordinary course of business, customary indemnities to agents, officers and directors, and any guaranty by the Company of the obligations of TNF Canada under its lease, the Company shall not, and shall not permit any of its Subsidiaries to, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise. The foregoing shall not prohibit Subsidiaries from guarantying the Obligations.

     9.3  TRANSFERS, LIENS AND RELATED MATTERS.

          (a) TRANSFERS. The Company shall not, and shall not permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to the assets of such Person, except that the Company and its Subsidiaries may (i) sell Inventory in the ordinary course of business; (ii) sell the trademarks listed on
Schedule 9.3(a)(ii) pursuant to the Goldwin Purchase Agreement; (iii) with the prior written consent of the Purchaser not to be unreasonably withheld or delayed, license trademarks and tradenames in the ordinary course of business consistent with past practices of Old TNF prior to the Closing Date; (iv) terminate the leases described on Schedule 9.3(a)(iv); and (v) make voluntary Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $50,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $150,000; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; (4) the net proceeds of such Asset Disposition are applied as required by subsection 2.4(B) of the Senior Loan Agreement; (5) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, the Company is in compliance on a pro forma basis with the covenants set forth in Section 9.16 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (6) no Event of Default shall result from such sale or other disposition.


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          (b)  LIENS.  Except for Permitted Encumbrances, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the assets of such Person or any proceeds, income or profits therefrom.

          (c) NO NEGATIVE PLEDGES. Neither the Company nor any Subsidiary of the Company shall enter into or assume any agreement (other than this Agreement and the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than any such agreement entered into by TNF Scotland prior to the Closing Date or in connection with a refinancing of Indebtedness of TNF Scotland permitted by subsection 9.1.

          (d) NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO THE COMPANY. Except as provided herein, the Company will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by the Company or any Subsidiary of the Company, other than any such agreement entered into by TNF Scotland prior to the Closing Date; or (2) subject to subordination provisions, pay any indebtedness owed to the Company or any other Subsidiary; (3) make loans or advances to the Company or any other Subsidiary; or (4) transfer any of its property or assets to the Company or any other Subsidiary.

          (e) PERMITTED CANADIAN FINANCING. Notwithstanding the other provisions of this Section 9.3, TNF Canada may enter into a Permitted Canadian Financing.

     9.4 INVESTMENTS AND LOANS. The Company shall not, and shall not permit any of its Subsidiaries to, make or permit to exist investments in or loans to any other Person, except: (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $200,000 at any time; (c) the investment of the Company in the stock of TNF Scotland existing on the Closing Date (but excluding any additional investments, by capital contribution or otherwise, or loans); and (d) the investment (by loan, advance, capital contribution or otherwise) of the Company in TNF Canada to the extent not prohibited by the Senior Loan Agreement or by any amendment or restatement thereof.

     9.5 RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Company nor any of its Subsidiaries will: (a) enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person.


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     9.6  TRANSACTIONS WITH AFFILIATES.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of the Company or any of its Subsidiaries, except for
(a) transactions in the ordinary course of, and pursuant to the reasonable requirements of, the Company's or a Subsidiary's business and upon fair and reasonable terms which are fully disclosed to the Purchaser and which are no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's length transaction with an unaffiliated Person; (b) the transactions set forth in the Goldwin Purchase Agreement; (c) awards under the Management Stock Plans and repurchases of securities thereunder as provided for in such plans; and (d) the payment of fees pursuant to this Agreement to the extent permitted under subsection 7.8 of the Senior Loan Agreement. The foregoing shall not prohibit the transactions contemplated by the Preferred Stock Purchase Agreement, the Restated Certificate of Incorporation or the Management Options

     9.7 ENVIRONMENTAL LIABILITIES. The Company will not, and will not permit any of its Subsidiaries to: (a) violate in any material respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any of its Subsidiaries; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by the Company or any of its Subsidiaries.

     9.8 CONDUCT OF BUSINESS. From and after the Closing Date, the Company will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type engaged in by the Company as of June 1, 1996.

     9.9 COMPLIANCE WITH ERISA. The Company will not, and will not permit any of its Subsidiaries to, establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material. Neither the Company nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     9.10 TAX CONSOLIDATIONS. The Company will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Company or any of its Subsidiaries.

     9.11 SUBSIDIARIES. The Company will not and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiaries without the Purchaser's prior written consent. TNF Canada will remain a wholly-owned Subsidiary of the Company.

     9.12 FISCAL YEAR. Neither the Company nor any Subsidiary of the Company shall change its Fiscal Year.


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     9.13 PRESS RELEASE; PUBLIC OFFERING MATERIALS.  The Company will not, and will not permit any of its Subsidiaries to, disclose the name of the Purchaser in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of the Company or any of its Subsidiaries without prior notice to the Purchaser and the Purchaser's approval of the disclosure.

     9.14 RESTRICTION ON CERTAIN AMENDMENTS. The Company shall not agree to or permit any alteration, amendment or supplement to the Senior Loan Agreement if, as a result of or in connection with such alteration, amendment or supplement,
(i) the principal amount of Senior Debt outstanding (including the maximum commitment for any revolving credit, letter of credit or similar commitment for any revolving credit, letter of credit or similar credit facility) would exceed $77,000,000, (ii) the annual rate of interest applicable in connection with the Senior Debt would be increased, (iii) the fees, prepayment charges or other amounts (other than interest) due in connection with the Senior Debt would be increased, (provided that this shall not prohibit payment of reasonable fees in connection with any amendment or waiver of the Senior Loan Agreement) (iv) the final maturity date of any Senior Debt or the maturity date of any regular or scheduled payment or prepayment of principal of the Senior Debt would be advanced to an earlier date, or (v) any of the covenants contained in Section 6 of the Senior Loan Agreement, or any of the related definitions contained in
Section 1.1 thereof, shall be made more restrictive, nor shall any covenants not present in the Loan Documents as of the date hereof, if based on the financial condition of the Company or its Subsidiaries, be added.

     9.15 NO INCONSISTENT AGREEMENTS. Except as contemplated in the Note, the Senior Loan Agreement or any other Transaction Document (the "CONTEMPLATED RESTRICTIONS"), neither the Company nor any of its Subsidiaries shall enter into any Contractual Obligation or enter into any amendment or other modification to any currently existing Contractual Obligation or to the Restated Certificate of Incorporation or By-laws of the Company which by its terms restricts or prohibits the ability of the Company, to a greater extent than the Contemplated Restrictions, to pay the principal of or interest on the Note.

     9.16 FINANCIAL COVENANTS.

          (a) MINIMUM EBITDA. Minimum EBITDA at the end of each fiscal quarter set forth below for the rolling four (4) quarter period (or such lesser period as may equal the number of fiscal quarters elapsed since the Closing Date) ending on the last day of each fiscal quarter set forth below shall not be less than the amount set fort below opposite such date.

               FISCAL QUARTER ENDING    AMOUNT
               ---------------------    ------

               9/30/94                  $3,600,000
               12/31/94                 $5,400,000
               3/31/95                  $6,800,000
               6/30/95                  $6,100,000


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               9/30/95                  $6,300,000
               12/31/95                 $6,500,000
               3/31/96                  $6,500,000
               6/30/96                  $5,200,000
               9/30/96                  $7,200,000
               12/31/96                 $7,800,000
               3/1/97                   $7,900,000

          (b) FIXED CHARGE COVERAGE. Fixed Charge Coverage at the end of each fiscal quarter for the rolling four (4) quarter period (or such lesser period as may equal the number of fiscal quarters which have elapsed since June 30, 1994, not including the quarter ended June 30, 1994) ending on the last day of each fiscal quarter shall not be less than 1.0.

          (c) TOTAL INTEREST COVERAGE. Total Interest Coverage at the end of each fiscal quarter for the rolling four (4) quarter period (or such lesser period as may equal the number of fiscal quarters which have elapsed since June 30, 1994, not including the quarter ended June 30, 1994) ending on the last day of each fiscal quarter shall not be less than 1.4.

          (d) LEVERAGE RATIO. Commencing with the fiscal quarter ending March 31, 1995, the Leverage Ratio at the end of each fiscal quarter for the rolling four (4) quarter period (or three (3) fiscal quarters as of March 31, 1995) ending on the last day of each fiscal quarter shall not exceed 7.00.

          (e) PERMITTED CANADIAN FINANCING. If TNF Canada enters into a Permitted Canadian Financing, the Company and the Holders agree to negotiate in good faith in order to amend the covenants contained in this Section 9.16 and the related definitions to exclude TNF Canada and provide criteria for evaluating the Company's performance and financial condition which shall be the same after such exclusion and consistent with corresponding amendments to the Senior Loan Agreement.

4. EFFECT OF AMENDMENT. This Amendment No. 3 is duly executed in accordance with Sections 11.4 and 11.5 of the Note Agreement and Section 6 of the Original Note, and, except as specifically set forth above, all covenants, terms, provisions and conditions of the Note Agreement as amended and the Note are, and shall remain, in full force and effect. If this Amendment No. 3 does not become effective in accordance with the provisions of Section 2 hereof, then this Amendment No. 3 shall have no effect, and the Purchase Agreement as heretofore amended and the Original Note shall continue in full force and effect.

5. GOVERNING LAW. This Amendment No. 3 shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflict of laws of such state.


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6.  COUNTERPARTS.  This Amendment No. 3 may be executed in any number of counterparts evidenced by manual signatures hereto delivered directly or sent by facsimile transmission, and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

THE NORTH FACE, INC.                    WHITNEY SUBORDINATED DEBT FUND, L.P.


By ________________________             By ____________________________
     Marsden S. Cason                        Ray E. Newton, III
     Chief Executive Officer                 a General Partner


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